UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 16)*

eBay Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

278642 10 3

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of This Statement)

THE SEC FEE FOR THIS FORM HAS BEEN ELIMINATED.

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 278642 10 3

1	NAMES OF REPORTING PERSONS Pierre M. Omidyar
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 108,338,308(1)
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 108,338,308(1)
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 108,338,308(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.4%
12	TYPE OF REPORTING PERSON* IN

(1)	Does not include 70,000 shares held of record by Pamela K. Omidyar, Mr. Omidyar’s spouse, as to which he has neither voting nor dispositive power.

Item 1.

(a)	Name of Issuer: eBay Inc.

(b)	Address of Issuer’s Principal Executive Offices:

2065 Hamilton Avenue

San Jose, CA 95125

Item 2.

(a)	Name of Person Filing:

Pierre M. Omidyar

(b)	Address of Principal Business Office or, if none, Residence

2065 Hamilton Avenue

San Jose, CA 95125

(c)	Citizenship:

Pierre M. Omidyar                   USA

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 278642 10 3

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount Beneficially Owned:

Pierre M. Omidyar                      108,338,308(1)

(b)	Percent of Class:

Pierre M. Omidyar                      8.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

Pierre M. Omidyar                      108,338,308(1)

(ii)	Shared power to vote or to direct the vote:

      -0-

(iii)	Sole power to dispose or to direct the disposition of:

Pierre M. Omidyar                      108,338,308(1)

(iv)	Shared power to dispose or to direct the disposition of:

      -0-

(1)	Does not include 70,000 shares held by Pamela Omidyar, Mr. Omidyar’s spouse, as to which he has neither voting nor dispositive power.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 31, 2014
Date

/s/ Pierre M. Omidyar
Signature

Pierre M. Omidyar
Name/Title